INTEGRATED TERM INSURANCE RIDER

In this rider "we", "our" and "us" mean The Equitable Life Assurance Society of the United States. "You" and "your" mean the owner of the policy at the time an owner's right is exercised.
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THIS RIDER'S BENEFIT. We will pay to the beneficiary the term insurance benefit in effect under this rider at the time of the insured person's death, when we receive proof that the insured person died while this rider was in force.

The term insurance benefit is equal to the face amount of this rider shown on page 3 of the policy. However, if the death benefit of the policy to which this rider is attached is calculated to be a percentage of the amount in your Policy Account, then the term insurance benefit will decrease in an amount equal to the amount by which the policy death benefit exceeds: (a) for Death Benefit Option A, the Face Amount of Insurance of the policy, or (b) for Death Benefit Option B, the Face Amount of Insurance of the policy plus the amount in your Policy Account. This rider's benefit will not be less than zero.

FACE AMOUNT CHANGES. If your policy allows you to request an increase in the total Face Amount of Insurance (this equals the face amount of the policy plus the face amount of this rider), any such increase will be applied to the policy and rider face amounts in proportion to their respective face amounts at the time the increase is effective. If you request a decrease in the total Face Amount of Insurance, or a decrease results from a partial withdrawal, any such decrease will be applied to the policy and rider face amounts in proportion to their respective face amounts at the time the decrease is effective. Any decrease is subject to the minimum face amount specified in the policy.

DEATH BENEFIT OPTION CHANGES. A death benefit option change under the policy may result in a change in the face amount of this rider.

If the death benefit of the policy on the effective date of the option change is calculated to be a percentage of the amount in your Policy Account, then the face amount of this rider will decrease in an amount equal to the amount by which the policy death benefit exceeds: (a) for Death Benefit Option A, the Face Amount of Insurance of the policy, or (b) for Death Benefit Option B, the Face Amount of Insurance of the policy plus the amount in your Policy Account. This rider's face amount will not be less than zero.

If the death benefit of the policy on the effective date of the option change is equal to the Face Amount of Insurance of the policy, then the face amount of this rider will not change.

THIS RIDER'S COST. While this rider is in effect, its charge will be a part of the monthly deduction from the Policy Account. The monthly cost is the cost of insurance rate for this rider times the term insurance benefit at the beginning of the policy month divided by $1,000. Any flat extra charge attributable to this rider is included in the Policy Information section. We will determine cost of insurance rates for this rider from time to time. They will never be more than the rates shown in the Table of Maximum Monthly Cost of Insurance Rates on Page 4 - Continued of the policy.

NONCONVERTIBILITY. This rider may not be converted.

WHEN THIS RIDER WILL TERMINATE. This rider will terminate when the policy terminates.

HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefit is subject to all the terms of this rider and the policy. However, if this rider is issued the provisions of the policy are modified as follows:

1.   Any Death Benefit Guarantee provision will not apply; and

2. The calculations described in steps 1-4 of the Grace Period provision will not be performed after the first 5 policy years.

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/ Pauline Sherman                      /s/ Christopher M. Condron
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Pauline Sherman, Senior Vice President,  Christopher M. Condron
Secretary and Associate General Counsel  Chairman and Chief Executive Officer


R00-10                       Integrated Term Insurance Rider